Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184216) and Form S-8 (Nos. 333-130237, 333-157945, 333-164569, 333-171984, 333-179452, 333-186398 and 333-189797) pertaining to the Cynosure 1992 Stock Option Plan, Cynosure 2004 Stock Option Plan, and the Cynosure 2005 Stock Incentive Plan of our reports dated March 17, 2014, with respect to the consolidated financial statements of Cynosure, Inc. and the effectiveness of internal control over financial reporting of Cynosure, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/    Ernst & Young LLP

Boston, Massachusetts

March 17, 2014